Exhibit 10.1

AMENDMENT NO. 2 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 30th day of December, 2008, by and between AMERIS BANCORP, a Georgia corporation (“Employer”), and EDWIN W. HORTMAN, JR., an individual resident of the State of Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, Employer and Executive have entered into that certain Executive Employment Agreement dated as of December 31, 2003, as amended by that certain Amendment No. 1 to Executive Employment Agreement dated as of March 10, 2005 (as so amended, the “Agreement”);

WHEREAS, Employer and Executive wish to amend the Agreement as provided herein to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other conforming revisions; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

1. Amendments to Agreement.  The Agreement is hereby amended as follows:

(a) The Agreement is amended by adding the following sentence to the end of Subsection 4(B) thereof:

“Any Annual Bonus earned and payable to Executive shall be paid on or after January 1, but not later than March 15, of the calendar year following the calendar year for which such Annual Bonus is earned.”

(b) The introductory paragraph of Subsection 8(B) of the Agreement, immediately preceding Subsection 8(B)(1) of the Agreement, is amended and restated in its entirety as follows:

“(B)           Executive may terminate his employment with Employer for good reason; provided, however, that Executive shall not have good reason for termination pursuant to this Subsection 8(B) unless Executive gives written notice of termination for good reason within thirty (30) days after the event giving rise to good reason occurs, Employer does not correct the event that constitutes good reason, as set forth in Executive’s notice of termination, within thirty (30) days after the date on which Executive gives written notice of termination and Executive terminates employment within sixty (60) days after the occurrence of the event that constitutes good reason.  For purposes of this Subsection 8(B), “good reason” for termination shall mean that any one or more of the following events has occurred, without Executive’s express written consent:”

(c) Subsection 8(B)(6) of the Agreement is amended and restated in its entirety as follows:

“(6)           [Intentionally omitted.]”

(d) Subsection 8(D) of the Agreement is amended and restated in its entirety as follows:

“(D)           [Intentionally omitted.]”

(e) The first sentence of Subsection 9(B) of the Agreement is amended by deleting the words “or Subsection 8(D)” from such sentence.

(f) The last sentence of Subsection 9(B) of the Agreement is amended by adding to the end of clause (3) of such sentence, and immediately before the semicolon at the end of such clause, the following:

 “in a lump sum on or after January 1, but not later than March 15, of the calendar year following the calendar year in which the Date of Termination occurs”

(g) Subsection 9(D) of the Agreement is amended by deleting the words “or Subsection 8(D)” from such provision.

(h) Subsection 10(D)(7) of the Agreement is amended by deleting the words “or Subsection 8(D)” from such provision.

(i) Section 11 of the Agreement is amended by (i) deleting the third sentence thereof in its entirety and (ii) deleting the words “or Subsection 8(D)” from the fourth sentence thereof.

(j) The proviso included in the last sentence of Section 11 of the Agreement is amended and restated in its entirety as follows:

“provided, however, that if within thirty (30) days after any such Notice of Termination is given with respect to termination of employment for cause, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties, by arbitration or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).”

(k) The second and third sentences of Subsection 12(A) of the Agreement are amended and restated in their entirety as follows:

“Employer shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.”

(l) The third and fourth sentences of Subsection 12(D) of the Agreement are amended and restated in their entirety as follows:

“Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as hereinafter defined).  For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.”

(m) The Agreement is amended by adding the following as new Section 27 thereof:

“27.                      Compliance with Code Section 409A.

(A)           This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”).  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(B)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(C)           Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Employer (as determined under Section 409A).  If any payments are postponed pursuant to this Subsection 27(C), then such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Employer.  If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.”

2. Existing Terms.  The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.

3. Severability.  If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

4. Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to the conflicts of laws principles thereof.

5. Counterparts.  This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.  Executed counterparts may be delivered via facsimile transmission.

IN WITNESS WHEREOF, Executive has executed and delivered this Amendment, and Employer has caused this Amendment to be executed and delivered by its duly authorized officer, all as of the day and year first above written.

AMERIS BANCORP

By:
/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.,
Executive Vice President and Chief Financial Officer

/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.